Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to use of our reports and to all references to our Firm, included in or made a part of this registration statement.

ARTHUR ANDERSEN LLP

/s/ ARTHUR ANDERSEN LLP
Boston, Massachusetts
April 28, 2000